Exhibit 99.1

NEWS RELEASE Dayton, OH October 25, 2004

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 25, 2004

MTC TECHNOLOGIES, INC. REPORTS RECORD QUARTER: NET

INCOME UP 42% ON 47% REVENUE INCREASE

DAYTON, OH, October 25 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported 3rd quarter results for the quarter ended September 30, 2004.

Financial Highlights (3rd quarter ‘04 compared to 3rdquarter ‘03):

•	Revenues increased 46.9% to $74.0 million, an increase of $23.6 million

•	Operating income increased 41.2% to $7.7 million, an increase of $2.3 million

•	Net income increased 42.4% to $4.7 million, an increase of $1.4 million

•	EBITDA increased 54.6% to $8.8 million, an increase of $3.1 million

•	Diluted earnings per share of $0.30 for the 3rd quarter of 2004 (which includes the $0.05 dilution created by the Company’s follow-on stock offering completed in February 2004) compared to diluted earnings per share of $0.25 for the 3rd quarter of 2003

•	Funded backlog at approximately $212 million at September 30, 2004 versus $136 million at September 30, 2003

Raj Soin, Founder and Chairman of the Board, commented on the 3rd quarter 2004 financial results by noting, “As pleased as I am with the third quarter’s results, I am even more pleased with our strategic contract wins such as the NETCENTS and USAEUR Reset wins. Our revenue growth has enabled us to maintain our full year revenue guidance despite the previously announced deferral of $5 million in customer deliveries to 2005. It is interesting to note that our nine month revenue of $196.6 million is already higher than any previous full year total revenue”.

Strong 3rd Quarter Results:

Record revenues of $74.0 million for the quarter ended September 30, 2004, reflected a 46.9% increase over the $50.4 million recorded in the same period of 2003. Revenue from businesses acquired in the prior twelve months accounted for $20.4 million of the increase in revenue, including $10 million from

Command Technologies, Inc., which we acquired on July 1, 2004. Organic revenue growth was also robust, with non-FAST revenues growing approximately 33%. FAST revenues were down year-over-year approximately $6 million, reflecting normal variations in customer delivery patterns. Year-to-date FAST revenues are up about 15% over FAST revenues for the first nine months of 2003. The Flexible Acquisition and Sustainment Tool (FAST) contract is the Company’s primary contract for aircraft modernization deliveries.

Gross profit of $12.0 million for the quarter ended September 30, 2004, increased $4.1 million over the $7.8 million recorded in the same period of 2003, primarily due to the increase in revenue. Gross profit as a percentage of revenue increased to 16.2% from 15.6% in the same period of 2003. This increase in gross margin percentage is primarily due to an increase in direct work performed by our employees and a decrease in subcontractor-based revenues in the third quarter of 2004. During the third quarter of 2004, our direct work was approximately 73% of revenue as compared to approximately 53% during the third quarter of 2003. Margins on subcontractor-based revenues are typically lower than the margins on direct work.

Operating income for the quarter increased 41.2% to $7.7 million, compared to $5.5 million recorded in the quarter ended September 30, 2003. The increase primarily reflects the increased gross margin, partially offset by higher general and administrative expenses and intangible asset amortization.

Net income for the quarter ended September 30, 2004 was $4.7 million, a 42.4% increase over third quarter 2003 net income of $3.3 million. EBITDA of $8.8 million was 11.9% of revenue for the quarter ended September 30, 2004, which was a 54.6% increase over the $5.7 million reported in the same period of 2003. Fully diluted earnings per share for the third quarter of 2004 were $0.30 compared to fully diluted earnings per share of $0.25 for the third quarter of 2003, a 20.0% increase. The shares issued in connection with the public offering completed in the first quarter of 2004 increased the September 30, 2004 diluted weighted average shares outstanding by 2,250,000 shares or $0.05 per share.

David Gutridge, Chief Executive Officer of MTC noted, “Our third quarter results evidenced another superb effort by our operations team. They not only achieved record revenues and profits but also made significant new contract wins. Our year-to-date book to bill ratio is about 137% and our funded backlog of approximately $212 million gives us a lot of confidence in achieving another record year in 2005.”

Year-to-date September 30, 2004 Highlights:

Revenues for the nine months ended September 30, 2004 increased 52.2% to $196.6 million, an increase of $67.5 million over revenue of $129.1 million from the same period in 2003. Organic growth of approximately 20% amounted to $25.4 million of the $67.5 million increase in revenues. Gross profit for the nine months ended September 30, 2004 increased 45.8% to $31.2 million, an increase of $9.8 million over the same period in 2003. Gross profit as a percentage of revenue decreased to 15.9% from 16.6% in the same period of 2003, primarily attributable to the previously forecasted increase in the use of subcontractors and to a lesser extent from the increase in cost-plus contracts as the result of the acquisition of International Consultants, Inc. Operating income of $20.5 million for the nine months ended September 30, 2004 increased 47.7% from the operating income of $13.9 million recorded during the same period in 2003.

Net income for the nine months ended September 30, 2004 was $12.7 million, a $4.2 million increase over net income of $8.5 million for the same period in 2003. Fully diluted earnings per share for the nine months ended September 30, 2004 were $0.83 compared to fully diluted earnings per share of $0.65 for the nine months ended September 30, 2003. Shares issued in connection with the public offering completed in February 2004 increased the September 30, 2004 diluted weighted average shares outstanding by approximately 1,848,000 shares or $0.12 per share.

Company Guidance:

The Company provided guidance for the balance of 2004 and full year 2005. Mike Gearhardt, Senior Vice President and Chief Financial Officer of MTC stated that, “Based on the current business environment we anticipate a strong finish for 2004 and are equally excited about the prospects for 2005. Achievement of the mid-point of our 2005 revenue guidance reflects total revenue growth in excess of 28% and organic revenue growth of approximately 20%.” The table below summarizes the guidance ranges for fourth quarter 2004, year-end 2004 and year-end 2005.

	All amounts except earnings per share in (000s)
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Fourth Quarter 2004	$74,100 - $79,400	$4,500 - $5,000	$0.29 - $0.32 – Basic	15,640
			$0.29 - $0.32 – Diluted	15,725

Full Year 2004	$270,700 - $276,000	$17,200 - $17,700	$1.12 - $1.16 – Basic	15,320
			$1.12 - $1.15 – Diluted	15,400

Full Year 2005	$345,000 - $355,000	$20,850 - $22,500	$1.32 - $1.43 – Basic	15,750
			$1.32 - $1.42 – Diluted	15,850

Note: Earning per share amounts for each of the individual quarters in 2004 may not add up to the year-to-date earnings per share due to the issuance of additional shares during the first quarter of 2004.

3rd Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. ET to discuss its third quarter 2004 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the Federal Government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, and by Washington Technologies as second in revenue growth among the “Top 100” of IT Federal Prime Contractors, MTC employs nearly 2,000 people in more than 30 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	September 30, 2004	December 31, 2003
Current assets	$109,690	$67,748
Current liabilities	41,839	35,209
Working capital	67,851	32,539
Cash	34,736	15,050
Accounts receivable	68,623	46,004
Total bank debt	—	—
Stockholders’ equity	141,055	65,235
Total assets	184,975	102,267

•	Days Sales Outstanding (DSOs) in accounts receivable at September 30, 2004 and 2003, and December 31, 2003 were as follows:

	As of September 30, 2004		As of June 30, 2004	As of December 31, 2003
Accounts receivable	82 days		75 days	60 days

Cost and estimated earnings in excess of billings on uncompleted contracts	3 days		1 days	5 days

Billings in excess of costs and estimated earnings on uncompleted contracts	(1 day	)	—	—

Total Days Sales Outstanding	84 days		76 days	65 days

The increase in DSOs from June 30, 2004 primarily resulted from our decision to convert acquisitions to our corporate accounting system in order to better meet Section 404 requirements of the Sarbanes-Oxley Act. The conversion process is primarily a manual process and created billing delays. Fourth quarter DSOs are anticipated to return to past levels in the mid-seventy range.

Additionally, DSOs at December 31, 2003 were positively impacted by increased deliveries under fixed price contracts, resulting in the ability to bill and collect in a short time frame than for cost-plus and time and material contracts.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended September 30, 2004	Three months ended September 30, 2003	Nine months ended September 30, 2004	Nine months ended September 30, 2003
Net income	$4,734	$3,324	$12,696	$8,518

Income tax expense	3,110	2,218	8,241	5,608

Net interest income	(123)	(74)	(410)	(225)

Depreciation and amortization	1,071	220	2,236	659

EBITDA	$8,792	$5,688	$22,763	$14,560

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income) expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more appropriate indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue	$74,046	$50,422	$196,593	$129,096
Gross profit	11,995	7,847	31,161	21,374
General and administrative expenses	3,430	2,260	8,934	7,117
Intangible asset amortization	844	119	1,700	356
Operating income	7,721	5,468	20,527	13,901
Net interest income	123	74	410	225
Income before income tax expense	7,844	5,542	20,937	14,126
Income tax expense	3,110	2,218	8,241	5,608
Net income	4,734	3,324	12,696	8,518

Earnings per share:
Basic	$0.30	$0.25	$0.84	$0.65
Diluted	$0.30	$0.25	$0.83	$0.65

Weighted average common shares outstanding:
Basic	15,604,975	13,110,722	15,190,434	13,041,024
Diluted	15,640,427	13,146,832	15,229,957	13,134,983

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.